EXHIBIT 99.1

Grove Inc. Planning Entry Into Nutraceuticals with Vitamedica Agreement

Grove Inc. (the “Company” or “Grove”) (NASDAQ: GRVI), the Nevada based company redefining the way hemp is bought, produced, and sold, is pleased to announce a strong potential entrance into the nutraceutical space with a non-binding letter of intent to acquire Vitamedica, a leading online seller of supplements for Surgery + Recovery, Skin + Beauty, and Health + Wellness. While the parties plan to negotiate in good faith a definitive binding agreement over the next 30 days, there is no assurance that such an agreement will materialize, or that any acquisition transaction will ultimately close. In addition, the parties will need to complete extensive due diligence to their satisfaction. It is anticipated that if the acquisition does ultimately close, it will be immediately accretive to Grove, being both top line and net income positive for the company.

The potential transaction could combine Grove’s innovation in production and automated low-cost manufacturing with the extensive product line of Vitamedica, which has been recommended by thousands of doctors to serve over 1 million patients. With this letter of intent, the Company has taken direct aim at the vitamin + nutraceutical market in order to address health + wellness needs of all consumers. Vitamedica stood out, not only because of its reputation and testimonials from consumers, but because of the 25 years of clinical use and the products being formulated by physicians.

David H. Rahm, MD, the founder of Vitamedica and practicing anesthesiologist took the approach of focusing on disease prevention rather than those trained to focus on disease treatment. ”I founded VitaMedica to ensure that my patients were able to obtain high-quality nutritional supplements. After providing our products only through plastic surgeons, cosmetic dermatologists, and medical spas for over a decade, we’re pleased to offer our recovery, skin health and weight management products to consumers directly on our website.” Vitamedica actively sells their products to consumers as well as doctors and surgeons who offer products to their patients, creating a full circle distribution channel with everyday people and the medical field.

Strategic Highlights

The potential transaction could create a diversified health and wellness portfolio with the entrance into nutraceuticals for Grove, which has already established itself as a leader in the production and manufacturing of hemp-based products.

•	Product Synergy

•	Grove has established itself as a leader with in-house manufacturing and production of its own products and continues to increase capacity with investments in automation.

•	The company aims to take advantage of the growing demand in the vitamin-gummy market with a “global forecast to 2025 the global gummy vitamins market size is estimated to be valued at USD 5.9 billion in 2020 and projected to reach USD 10.6 billion by 2025, recording a CAGR of 12.5%” https://www.reportlinker.com/

•	Vitamedica has 25 years of research and development in formulating an extensive product line that is recommended by doctors and surgeons, with countless positive reviews from individual customers.

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•	Medical Leadership with David H. Rahm MD.

•	If the potential transaction ultimately closes, Grove will absorb the network and reputation that Dr. Rahm has, and provide Grove with a close connection to thousands of doctors and over 1 million consumers, laying the groundwork for future partnerships in the medical and therapeutic space for the use of Grove’s expansive hemp-based products.

•	Potentially combining Vitamedica’s scientific approach to product creation with Grove’s nationwide distribution channels

•	Both companies go through rigorous testing procedures to assure product quality and transparency for customers.

•	Grove could potentially benefit from the decades of experience Vitamedica has formulating products while Vitamedica could potentially gain instant exposure to the vast distribution network Grove has developed.

About Grove

Grove, Inc. is in the business of developing, producing, marketing and selling raw materials, white label products and end consumer products containing the industrial hemp plant extract, Cannabidiol (“CBD”). The Company sells to numerous consumer markets including the botanical, beauty care, pet care and functional food sectors. It seeks to take advantage of an emerging worldwide trend to re-energize the production of industrial hemp as well as vitamins and to foster its many health and wellness uses for consumers.

About Vitamedica

For 25 years, VitaMedica nutritional supplements have been recommended by thousands of doctors to serve over one-million patients — to support recovery, promote skin health, maintain a healthy weight and fuel overall wellness. As a respected leader in the beauty and wellness space, our premium-quality products are guided by science and proven through clinical experience.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Andrew Norstrud

Email: investorinfo@cbd.io

Phone: (702) 332-5591

Investor Relations Contact

TraDigital IR

John McNamara

Email: john@tradigitalir.com

Phone: (917) 658-2602

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